UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2013

E2open, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35598	94-3366487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 East Third Avenue, Suite 400

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 645-6500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On Monday July 15, 2013, an article was published by Reuters purporting to quote Mark Woodward, the Company’s President and Chief Executive Officer. In the article, certain statements and commentary were attributed to Mr. Woodward relating to the Company’s expected fiscal year 2014 revenue, expected fiscal 2015 revenue, and number of expected new enterprise customers to be added in fiscal year 2014, which statements both Mr. Woodward and E2open, Inc. disavow.

Mr. Woodward stated: “The only commentary we have given with respect to E2open’s financial outlook is the guidance we provided to our investors in our first fiscal quarter earnings release dated July 11, 2013, which was filed on Form 8-K on July 11, 2013, the relevant portions of which are excerpted below. We have not provided any guidance in respect to our financial outlook for Fiscal 2015. We believe that the information contained in the Reuters article relating to our financial outlook for Fiscal 2015 was the result of a misunderstanding.”

Guidance:

As of July 11, 2013, E2open is providing guidance for its second quarter of fiscal 2014 as well as the full fiscal year 2014.

•

Second Quarter Fiscal 2014 Guidance: Total GAAP revenue is expected to be in the range of $16.5 million to $17.0 million. Non-GAAP revenue is expected to be in the range of $17.0 million to $17.5 million, which includes a $0.5 million impact to revenue, due to the aforementioned acceleration of revenue in the second quarter of fiscal 2013 in connection with a contract amendment. Within total non-GAAP revenue, we expect subscriptions and support revenue of $13.1 million to $13.3 million and professional services revenue of $3.9 million to $4.2 million. Non-GAAP loss from operations is expected to be in the range of ($4.5) million to ($3.9) million. Non-GAAP loss per share is expected to be in the range of ($0.18) to ($0.15) based on approximately 27.2 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of ($4.0) million to ($3.4) million.

•

Full Year Fiscal 2014 Guidance: Total GAAP revenue is expected to be in the range of $75.5 million to $77.0 million, including a $2.0 million impact to revenue, due to the aforementioned acceleration of revenue in the second quarter of fiscal 2013 in connection with a contract amendment. Excluding the aforementioned contract amendment (a nonrecurring item), total non-GAAP revenue is expected to be in the range of $77.5 million to $79.0 million. Within total non-GAAP revenue, we expect subscriptions and support revenue of $55.2 to $55.8 million and professional services revenue of $22.3 to $23.2 million. Non-GAAP loss from operations is expected to be in the range of ($9.5) million to ($8.5) million. Non-GAAP loss per share is expected to be in the range of ($0.36) to ($0.33) based on approximately 27.3 million weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of ($7.5) million to ($6.5) million. Free cash flow is expected to be in the range of ($8.0) million to ($7.0) million. New and upsell bookings are expected to be roughly $91.5 million, representing growth of approximately 30% compared to fiscal 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2013

E2OPEN, INC.

By:	/s/ Peter J. Maloney
Name:	Peter J. Maloney
Title:	Chief Financial Officer